Exhibit 99.1

Consolidated Water Co. Ltd. Appoints

Linda Beidler-D’Aguilar to Board of Directors

GEORGE TOWN, Cayman Islands, November 20, 2018 -- Consolidated Water Co. Ltd. (the “Company”) (Nasdaq Global Select Market: CWCO), a leading developer and operator of seawater desalination plants, today announced that it has appointed Linda Beidler-D’Aguilar, a partner at the law firm of Glinton Sweeting O’Brien, as a new independent director to its Board of Directors, effective November 14, 2018. She has been the Secretary of the Board of Directors of Consolidated Water (Bahamas) Ltd., a majority-owned subsidiary of the Company, since February 2010.

Wilmer Pergande, Chairman of the Board, commented: “We’re very pleased to have Linda join our Board. This is an important change to our corporate governance structure, and it demonstrates our ongoing commitment to innovative thinking and enriching our board membership with diverse expertise. Her deep knowledge and a remarkable track record in securities law and corporate transactions, public and private offerings, regulatory compliance, banking, structured financing and general commercial matters in both the consulting and corporate arenas will be invaluable to Consolidated Water.”

Ms. Beidler-D’Aguilar is an attorney and has lived and worked in The Bahamas since 1991. Since July 2015, she has been a partner and head of the financial services practice at Glinton Sweeting O'Brien, a full-service boutique law firm located in Nassau, Bahamas, which specializes in financial services, corporate advisory services, securitization, real estate and resort development and commercial litigation. From January 2005 to July 2015, Ms. Beidler-D’Aguilar was a partner at Graham Thompson, a law firm located in The Bahamas and Turks & Caicos specializing in trust and estate planning, commercial matters, civil litigation, family law, securitization, employment and immigration matters. Prior to joining Graham Thompson, Ms. Beidler-D’Aguilar worked briefly at another local law firm, before which she served as Vice President – Legal & Trademark, overseeing global intellectual property and domestic legal matters, at Bacardi & Company Limited for almost 9 years. Previously she was employed by two major trust companies in The Bahamas. Before moving to The Bahamas, Ms. Beidler-D’Aguilar practiced law in the United States.

She was a Director of the Bahamas Financial Services Board from 2010 to 2014 and continues to be active in the Bahamas Financial Services Board’s regulatory, legislative and product development initiatives. She holds various awards from the Bahamas Financial Services Board for services to the financial industry and speaks regularly at financial services conferences worldwide. Currently, Mrs. Beidler-D’Aguilar serves as a non-executive member of the Board of Directors of Clairmont Trust Company Limited. She is also actively involved in scholarship programs that assist talented Bahamian students to get the best possible post-secondary education and training. Ms. Beidler-D’Aguilar received a B.S. in Foreign Service from Georgetown University’s School of Foreign Service in 1984 and a J.D. from the Georgetown University Law Center in 1988.

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia. The Company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment in the United States.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company's ordinary (common) shares are traded on the NASDAQ Global Select Market under the symbol "CWCO". Additional information on the Company is available on its website at http://www.cwco.com.

For further information, please contact our investor relations firm, AdvisIRy Partners:

Lynn Morgen: (212) 223-4147 or lynn.orgen@advisiry.com

Eric Prouty: (212) 750-5800 or eric.prouty@advisiry.com

Viktoriia Nakhla: (646) 625-4800 or vicky.nakhla@advisiry.com